Exhibit 99.3

CHANGE IN TERMS AGREEMENT

Principal $540,800.90	Loan Date 04-30-2003	Maturity 05-15-2008	Loan No. XXXXXX	Call / Coll	Account	Officer XXXX	Initials

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item. Any item above containing “***” has been omitted due to text length limitations.

Borrower:	MARK S. GORDER XXXXXXXXXXXX XXXXXXXXXXXX		Lender:	U.S. BANK NATIONAL ASSOCIATION St. Paul Private Client Group 101 East 5th St Suite 1200 St. Paul, MN 55101

Principal Amount:	$540,800.90	Initial Rate:	6.000%		Date of Agreement:	May 1, 2005

DESCRIPTION OF EXISTING INDEBTEDNESS. Promissory Note dated April 30, 2003 executed by Borrower payable to the order of Lender in the original principal amount of $540,800.90, together with any and all amendments, modifications, extensions, renewals or replacements from time to time in writing signed by Lender (the “Note”).

DESCRIPTION OF COLLATERAL. Unless expressly replaced in connection with this Agreement, all documents and agreements securing the Note will continue to secure the Note, as amended, modified, extended, replaced or restated by this Agreement. Whenever any document or agreement refers to the Note, the reference to the Note will now be deemed to refer to the Note, as amended, modified, extended, replaced or restated by this Agreement. Borrower agrees that this Agreement will not be effective until Lender receives all other consents, documents and agreements Lender requires.

DESCRIPTION OF CHANGE IN TERMS. The Note is amended by changing the maturity date to May 15, 2008 (“New Maturity Date”). The final payment, for all outstanding principal and accrued interest not yet paid, will now be due on that New Maturity Date. All other repayment terms of the Note will remain the same.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender’s right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agr eement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, I READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. I AGREE TO THE TERMS OF THE AGREEMENT.

CHANGE IN TERMS SIGNERS:

x	/s/Mark S. Gorder
MARK S. GORDER

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